FORM OF SUB-ADVISORY AGREEMENT
BETWEEN
HARTFORD INVESTMENT MANAGEMENT COMPANY

AND
BLACKROCK INVESTMENT MANAGEMENT, LLC

AGREEMENT, made this          day of                         , 2015 between Hartford Investment Management Company (“Adviser”), a Delaware Corporation, and BlackRock Investment Management, LLC (“Sub-Adviser”), a Delaware limited liability company (this “Agreement”).

WHEREAS, HIMCO Variable Insurance Trust (“Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser and the Sub-Adviser are investment advisers registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust pursuant to an Investment Management Agreement dated                           , 201      , as may be amended from time to time (“Advisory Agreement”) on behalf of each of its series listed in the Advisory Agreement;

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement, except for the responsibility for the oversight and coordination of other service providers; and

WHEREAS, the Adviser wishes to retain the Sub-Adviser to render certain investment advisory services to the series listed on Schedule A hereto, as may be amended from time to time (each series, a “Fund”) with respect to the portions of each Funds’ assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

1.                                Appointment; Investment Adviser Registration.

(a)                                 The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to the Funds with respect to the portions of the Funds’ assets allocated, from time to time, by the Adviser to the Sub-Adviser (the “Portfolio”), for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 7 of this Agreement.

(b)                                 The Sub-Adviser hereby (i) represents and warrants that it is registered as an investment adviser under the Advisers Act and (ii) agrees that it will continue to be so registered for so long as this Agreement remains in effect.

2.                                Services and Duties of Investment Sub-Adviser.  Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will:

(a)                                 provide a program of continuous investment management for the Portfolio in accordance with each Fund’s investment objective and policies as stated in each Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”), and such other limitations as the Trust, each Fund, the Board or the Adviser may impose with respect to the Portfolio by advanced written notice to the Sub-Adviser;

(b)                                 invest and reinvest the assets of the Portfolio by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Funds may purchase, sell, enter into or use in respect of the Portfolio;

(c)                                  oversee the placement of purchase and sale orders on behalf of each Fund in respect of the Portfolio;

(d)                                 employ portfolio managers to make investment decisions and securities analysts to provide research services to each Fund in respect of the Portfolio;

(e)                                  subject to the understanding set forth in Section 10(a)(1) of this Agreement, vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of each Fund in respect of the Portfolio; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(f)                                   maintain books and records with respect to each Fund’s securities transactions in respect of the Portfolio, in accordance with applicable laws, rules and regulations; and

(g)                                  to the extent reasonably requested by the Adviser or officers of each Fund, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing agreed processes to promote the efficient exchange of information.

In providing those services, the Sub-Adviser will provide the Adviser and each Fund with an ongoing and continuous investment program in respect of the Portfolio. In addition, the Sub-Adviser will furnish the Adviser and/or the Funds with statistical information as the Adviser and/or the Funds may reasonably request with respect to the securities or other investments in which the assets of the Portfolio may be invested.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(h)                                 comply in all material respects with the applicable sections of (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the Sub-Adviser’s compliance policies and procedures, (3) the rules and regulations of the Commodities Futures Trading Commission, (4) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement as applicable to the Portfolio, (5) the Trust’s Trust Instrument and By-Laws or other organizational documents of the Trust and (6) any written instructions of the Adviser or the Board provided in advance to Sub-Adviser;

(i)                                     manage the assets of the Portfolio in a manner that the Portfolio will comply with the following requirements of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder: section 851(b)(2) and section 851(b)(3) (and, if applicable, section 817(h)) solely with respect to the assets of the Fund which are under its management and based solely on (x) information and methodologies in Sub-Adviser’s compliance systems, which Adviser acknowledges are not the official books and records of the Fund which such books and records are maintained by the Fund’s administrator, custodian or other service providers and (y) diversification testing protocol provided by the Adviser to the Sub-Adviser in writing; provided, however, that with respect to the 10% voting securities test contained in section 851(b)(3)(A)(ii), the Sub-Adviser will comply with such requirements as the Trust, each Fund or the Adviser shall furnish to the Sub-Adviser from time to time; provided, further, Adviser acknowledges that (aa) the Sub-Adviser shall not be responsible or liable for preparing or filing any tax returns for any of the Funds, (bb) while the Sub-Adviser will conduct portfolio compliance testing with Sections 851(b)(2) and (3) and 817(h) of the Code as described above, the Sub-Adviser and Adviser will discuss together any actions required to be taken by Sub-Adviser with respect to compliance with Sections 851(b)(2) and (3) and 817(h) of the Code by the 20th calendar day following quarter end based on the official books and records of the Fund (but any such discussion shall in no way be deemed Adviser’s waiver of Sub-Adviser’s obligation to deliver the quarterly tax compliance certificate in accordance with the time frames set forth under Section 10(a)(3) of this Agreement) and (cc) Sub-Adviser is not the tax agent for any Fund;

(j)                                    keep the Adviser and/or the Board informed of developments materially affecting each Fund’s Portfolio;

(k)                                 make available to the Board, the Adviser, each Fund’s Chief Compliance Officer(s) (“CCO”) and the Trust’s administrator, promptly upon their request, such copies of its records with respect to each Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding each Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of the Portfolio, quarterly and annual compliance reports and certifications, quarterly tax compliance certifications, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying any Material Compliance Matters (as defined under Rule 38a-1 of the 1940 Act) and any material changes to the Sub-Adviser’s compliance program (including material revisions to compliance policies and procedures), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities or other instruments held by the Portfolio such as, among others, securities purchased pursuant to Rule 144A and 4(2) commercial paper, compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(l)                                     make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other matters relating to the management of the Funds;

(m)                             review draft reports to shareholders, registration statements or portions thereof that relate to the Portfolio or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents solely as it relates to the Sub-Adviser or the Portfolio;

(n)                                 use no material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Funds;

(o)                                 promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; provided, however, such notice to be provided with respect to this item (iii) may be in the form of a monthly certificate whereby Sub-Adviser (or any of its affiliates) certifies that it is either aware, or not aware, of any proceeding or enforcement action as described in this item (iii); (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of any Fund or the Adviser or their affiliates; or (v) is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons (as defined in Rule 206(4)-4 under the Advisers Act); provided, however, without in any way limiting the Sub-Adviser’s foregoing obligations under this sub-paragraph (o), the Sub-Adviser’s obligation to provide notification in the case of item (v) shall be subject to applicable law, attorney-client privilege and confidentiality restrictions, and such obligation shall only be to the extent such pending litigation or administrative proceeding relates to the services provided hereunder with respect to the Fund or would have a material and adverse effect on Sub-

Adviser’s ability to render the services under this Agreement.  The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding any Fund, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for any Fund changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(p)                                 subject to Section 14, not disclose information regarding Portfolio or Fund characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust’s policies on disclosure of portfolio holdings;

(q)                                 provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Form N-CSRs and Form N-Qs;

(r)                                    provide assistance (as required by the Board’s valuation policy, as amended from time to time and previously provided to Sub-Adviser as long as Sub-Adviser’s responsibilities or obligations do not differ materially as a result of any amendment) to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, the value of any portfolio securities or other assets of the Portfolio for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser (which valuation shall be based on Sub-Adviser’s fair valuation procedures). This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Adviser’s Valuation Committee convenes; (ii) assisting the Adviser or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio, upon the reasonable request of the Adviser or custodian; (iii) upon the request of the Adviser or the custodian, confirming pricing and providing pricing information for fair valuations; and (iv) maintaining email records with respect to the securities valuation assistance (including attachments thereto) provided hereunder consistent with Sub-Adviser’s email retention policies and in accordance with Section 4(a) of this Agreement, and providing such information to the Adviser or the Trust upon request, with such records being deemed Fund records; provided that, Adviser acknowledges and agrees that Adviser and Trust remain responsible for valuing Fund assets and that the Sub-Adviser is not the Fund’s pricing or valuation agent and the valuation information provided by Sub-Adviser is for informational purposes only;

(s)                                   not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning a Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to any Fund, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the Portfolio allocated to the Sub-Adviser by the Adviser; and

(t)                                    provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser promptly with respect to any material amendment to the Sub-Adviser’s ADV and notify the Adviser on a timely basis (which shall be no later than the quarterly certification provided pursuant to Section 10(a)(3)) of any other amendments to the Sub-Adviser’s Form ADV and, in each case,  furnish a copy of such amendments to the Trust and the Adviser.

The Sub-Adviser further agrees that it may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement. However, the Sub-Adviser may not retain the services of any entity that would be an “investment adviser”, as that term is defined in the 1940 Act, to any Fund unless any agreement with such entity has been approved by (i) a majority of the Trust’s Board of Trustees, including a majority of the Independent Trustees, and (ii) to the extent necessary, the vote of a majority of the outstanding voting securities of the applicable Fund.

3.                                Brokerage.  The Sub-Adviser may place orders pursuant to its investment determinations for each Fund directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser may, in respect of the Portfolio, open and maintain brokerage accounts of all types on behalf of and in the name of a Fund. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of a Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for the Fund transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause such Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to such Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for any Fund and to retain brokerage commissions on such transactions. The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for any Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with such Fund’s investment objectives, policies and procedures and (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser’s fiduciary obligations to such Fund and each of its other clients.

4.                                Books, Records and Regulatory Filings.

(a)                                 The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for the Funds are the property of the Funds and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter shall make all reasonable efforts to destroy such records.

(b)                                 The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of a Fund are being conducted in accordance with applicable laws, rules and regulations.

(c)                                  The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Schedule 13D or 13G and Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) in respect of the Portfolio as may be required of the Funds due to the activities of the Sub-Adviser. The Sub-Adviser shall be the sole filer of Form 13F with respect to the Portfolio of the Funds.

5.                                Class Action Filings.  The Sub-Adviser is not responsible for making any class action filings on behalf of the Trust.

6.                                Standard of Care, Limitation of Liability and Indemnification.

(a)                                 The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or any Fund, or affiliated persons of the

Adviser or any Fund in connection with the matters to which this Agreement relates except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser or its affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Adviser and its affiliates from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Adviser or its affiliates may become subject arising out of or resulting from (i) the Sub-Adviser causing a Fund to be in material violation of any applicable federal or state law, rule or regulation or in violation of any investment policy or restriction set forth in such Fund’s current Registration Statement or the most current written guidelines, investment policies or instruction provided in writing by the Board or the Adviser in advance to Sub-Adviser, (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Sub-Adviser or the Portfolio managed by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser in writing for use therein; (iii) a material breach of this Agreement by the Sub-Adviser; or (iv) any willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Sub-Adviser in the performance of its duties and obligations under this Agreement (except to the extent such loss results from Adviser’s or the Trust’s own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their respective duties and obligations under the Advisory Agreement or this Agreement).  Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Fund may have under federal or state securities laws.

(b)                                 The Sub-Adviser agrees that any obligations of the Trust or a Fund arising in connection with this Agreement shall be limited in all cases to such Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of such Fund or any other Fund or fund. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each, a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

(c)                                  As used in this Section 6, the term “Sub-Adviser” shall include any officers, directors, employees, [independent contractors] or other affiliates of the Sub-Adviser performing services with respect to the Funds.

(d)                                 The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement (except to the extent such loss results from the Sub-Adviser’s own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties and obligations under this Agreement), or a material breach of this

Agreement by the Adviser (other than a breach by Adviser of its payment obligation under Section 7).

7.                                Compensation.  The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement as follows: the Adviser shall pay the Sub-Adviser, no later than the sixtieth (60th) day following the end of each quarter, a fee based on the net assets attributable to each Fund, in accordance with the terms set forth on Schedule A attached hereto, as may be amended from time to time.

8.                                Expenses.  The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement; provided, however, the Sub-Adviser shall not be responsible for the following expenses: (a) interest expenses, dividend expenses and acquired fund fee expenses, (b) taxes, (c) brokerage commissions and other costs in connection with purchase or sale of securities or other investments, and (d) custodian fees and expenses.  In addition, the Sub-Adviser shall bear all expenses and costs of the Trust (including reasonable attorney’s fees), if any, arising out of a termination or possible termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a “manager-of-managers” exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply in any circumstance in which the Adviser, in consultation with internal or outside counsel to the Trust, deems that an actual or possible assignment of this Agreement has or may occur, and determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

9.                                Services to Other Companies or Accounts.  The investment advisory services of the Sub-Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Fund) and to engage in other activities. If the Sub-Adviser provides any advice to its clients concerning investment in the shares of any Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Fund.

10.                         Compliance Matters.

(a)                                 The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including each Fund’s CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Sub-Adviser. In this regard, the Sub-Adviser shall:

(1)                                 as reasonably requested, submit to the Board for its consideration and approval, the Sub-Adviser’s compliance program, it being understood that the Sub-

Adviser’s obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested shall be subject to the fulfillment of the condition that the Board approve the Sub-Adviser’s proxy voting policies and procedures;

(2)                                 submit annually (and at such other times as the Trust may reasonably request) to the Fund’s CCO and the Adviser for consideration by the Board, the Sub-Adviser’s Annual Compliance Report discussing the adequacy and effectiveness of the Sub-Adviser’s compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3)                                 provide periodic reports, certifications and information concerning the Sub-Adviser’s compliance program including, but not limited to, the following:

(i)                                     Quarterly Compliance Certifications, including any required attachments, no later than the [tenth (10th)](1) business day after each calendar quarter;

(ii)                                  Annual Survey(2) to Sub-Advisers, including any required attachments, no later than the [tenth (10th)] business day of February each year, provided that Adviser has provided Sub-Adviser the documentation sufficiently in advance for Sub-Adviser to comply with the timing requirement under this item (ii); and

(iii)                               Annual Report on Code of Ethics Matters, including any required attachments, no later than the [tenth (10th)] business day of February each year.

(4)                                 provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5)                                 permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Fund’s CCO and other officers with reasonable access to individuals within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6)                                 provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Fund’s CCO, with such certifications as may be reasonably requested; and

(7)                                 reasonably cooperate with any independent registered public accounting firm engaged by the Trust, ensure that all reasonably necessary information

(1)   Subject to finalization.

(2)  Hartford to provide a sample.

and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion, and each year provide the Adviser and such independent registered public accounting firm with a copy of the most recent SSAE 16 Report, if any, prepared by the Sub-Adviser’s independent auditors regarding the Sub-Adviser’s internal controls.

(b)                                 The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program to meet the requirements of Rule 206(4)-7 under the Advisers Act.

11.                         The Adviser represents and warrants to the Sub-Adviser, on an on-going basis, that:

(a)                                 Each Fund is a “Qualified Purchaser” within the meaning of Investment Company Act of 1940; and

(b)                                 Each Fund is a “Qualified Eligible Person” as defined in the Commodity Futures Trading Commission (“CFTC”) Rule 4.7, and is either a member of, or exempt from any requirement to become a member of, the National Futures Association, and will maintain and renew such membership or exemption during the term of this Agreement.

(c)                                  The Adviser acknowledges that the Sub-Adviser has been authorized to invest in futures and other exchange traded derivatives for each Fund.  In order to invest in such futures and exchange traded derivatives, the Sub-Adviser (which is registered with the CFTC as a Commodity Trading Adviser) intends to operate each Fund as an exempt account under CFTC Rule 4.5.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMODITY FUTURES TRADING COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS AGREEMENT.

12.                         Duration and Termination.

(a)                                 This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years thereafter, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of such Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b)                                 This Agreement is terminable with respect to any particular Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of such Fund or (ii) by the Adviser. This Agreement is terminable with respect to a Fund, without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Trust. In addition, this Agreement will terminate with respect to a Fund in the event of the termination of the Advisory Agreement with respect to such Fund. This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

(c)                                  In the event of a termination of this Agreement for any reason with respect to a Fund, the Sub-Adviser shall reasonably cooperate with any transition manager or successor investment sub-adviser and with the Adviser in transitioning the management of that portion of the Portfolio with respect to such Fund to one or more new sub-advisers or to the Adviser, including, without limitation, providing the transition manager, at such intervals as the transition manager may request, with a list of holdings for such portion of the Portfolio and such other information as required by the transition management agreement, into which the Adviser and the transition manager will, at that time, enter. The Sub-Adviser shall deliver to Adviser all periodic compliance reports, certifications and information applicable to the period of Sub-Adviser’s services provided under this Agreement, including annual compliance reports and certifications.

(d)                                 Termination of this Agreement with respect to a Fund shall not affect this Agreement with respect to the remaining Funds, and the provision of services by the Sub-Adviser with respect to such remaining Funds shall continue to be governed by this Agreement.  Upon the termination of this Agreement with respect to a Fund, Schedule A shall be amended to reflect only those Funds that still remain.  If no Funds remain, this Agreement shall terminate.

(e)                                  Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 6 of this Agreement.

13.                         Use of Name.

(a)                                 The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications; provided that Adviser shall provide Sub-Adviser a copy of any such materials upon reasonable request. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, any Fund or any of their affiliates (“Adviser Marks”) in its marketing materials unless it first receives prior written approval of the Trust and the Adviser; provided, that Sub-Adviser shall be permitted to use the Adviser Marks once prior written approval is obtained as long as the marketing materials and use of such Adviser Marks does not differ materially from what was previously approved by Adviser.

(b)                                 It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

14.                         Confidential Information.

(a)                                 Each party agrees that, from and after the date of this Agreement, it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Portfolio or the Funds (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b)                                 Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to the date of this Agreement and is not otherwise subject to a contractual, fiduciary or other legal obligation of confidentiality to Discloser, including, without limitation, such obligations under that certain Mutual Nondisclosure Agreement between Adviser and Sub-Adviser’s affiliate, BlackRock Advisors, LLC, dated November 18, 2014; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; or (iv) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)                                  In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

15.                         Amendment.  This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC. The amendment of Schedule A to this Agreement for the sole purpose of adding or removing one or more Fund(s) shall not be deemed an amendment of this Agreement or an amendment affecting an already existing Fund and requiring the approval of shareholders of that Fund.

16.                         Notices.  All notices hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Adviser:	Hartford Investment Management Company
One Hartford Plaza NP5
Hartford, CT 06155
Attn.: Hin-Cheng Wang, Investment Law
hin-cheng.wang@himco.com

If to the Trust:	HIMCO Variable Insurance Trust
One Hartford Plaza NP5
Hartford, CT 06155
Attn.: Matthew J. Poznar

If to the Sub-Adviser:	BlackRock Investment Management, LLC
55 East 52nd Street
New York, NY 10055
Attn: Mike Saliba

With a copy to:

BlackRock Investment Management, LLC

University Square Drive

Princeton, NJ 08540-6455

Attention: Rachel Ricci, Director

Email: blk-sa-serviceteam@blackrock.com

Telephone number: (609) 282-4083

17.                         Miscellaneous.

(a)                                 This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b)                                 Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c)                                  This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d)                                 This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law provisions of that or any other jurisdiction. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in the State of New York.

(e)                                  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(f)                                   Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or any Fund, except to the extent expressly authorized by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

HARTFORD INVESTMENT MANAGEMENT COMPANY

By:
Name:
Title:

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

SCHEDULE A

Fees Paid to the Sub-Adviser

The Sub-Adviser’s fee for each Fund shall be accrued daily at 1/365th of the applicable per annum rate set forth below:

Fund	Per Annum Rate
HIMCO VIT Large Cap Growth Fund
HIMCO VIT Large Cap Value Fund
HIMCO VIT Global Core Equity Fund
HIMCO International Core Equity Fund
HIMCO International Value Equity Fund
HIMCO VIT Emerging Markets Equity Fund

The foregoing per annum rate to be paid by Adviser to the Sub-Adviser for each Fund shall be based on the net assets attributable to such Fund.

For the purpose of accruing compensation, the nets assets of a Fund shall be determined in the manner and on the dates set forth in the current prospectus of such Fund, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined.

In the event of termination of this Agreement with respect to a Fund, all compensation due through the date of such termination will be calculated on a pro-rated basis through the date of such termination and paid within sixty (60) business days of the date of termination.